Exhibit 10.2

Beam Therapeutics Inc.

Non-Employee Director Compensation Policy (as amended and restated as of June 10, 2021)

Effective as of the date set forth above, each individual who provides services to Beam Therapeutics Inc. (the “Company”) as a director, other than a director who is employed by the Company or a subsidiary(a “Non-Employee Director”), shall be entitled to receive the following amounts of compensation, subject to the limitations on annual Non-Employee Director compensation set forth in the Company’s 2019 Equity Incentive Plan:

Type of Compensation	Amount and Form of Payment
Annual cash fee	$40,000 ($70,000 for the chairman of the Board of Directors (the “Board”))
Additional annual cash fee for members of the Audit Committee	$7,500 ($15,000 for the Audit Committee chairman)
Additional annual cash fee for members of the Compensation Committee	$5,000 ($10,000 for the Compensation Committee chairman)
Additional annual cash fee for members of the Nominating and Corporate Governance Committee	$4,000 ($8,000 for the Nominating and Corporate Governance Committee chairman)
Equity compensation

Each Non-Employee Director who is first elected or appointed to the Board shall, upon his or her initial election or appointment to the Board, be granted an option to purchase shares of the Company’s common stock having a grant date fair value, determined in accordance with FASB ASC Topic 718 (or any successor provision) (“ASC Topic 718”), approximately equal to $770,000 (the “Initial Option”), such option to vest as to one-third of the shares subject to the option on the first anniversary of the date of grant and in equal monthly installments as to the remainder of the shares for two years thereafter, subject to the Non-Employee Director’s continued service to the Board through each applicable vesting date.

On the date of the first meeting of the Board following each annual meeting of stockholders of the Company, each Non-Employee Director who was not first elected or appointed to the Board during the calendar year of such annual meeting

(including, for the avoidance of doubt, at the time of such annual meeting) shall be granted an option to purchase shares of the Company’s common stock having a grant date fair value, determined in accordance with ASC Topic 718, approximately equal to $385,000 (the “Annual Option”), such option to vest in full on the first anniversary of the date of grant, subject to the Non-Employee Director’s continued service to the Board through the applicable vesting date.

Each option granted to any Non-Employee Director will have a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, have a term of no more than ten (10) years and will be subject to the terms and conditions of the Company’s 2019 Equity Incentive Plan (or any successor plan).

All cash fees shall be payable in arrears on a quarterly basis or upon the earlier resignation or removal of the Non-Employee Director and shall be prorated for any calendar quarter of partial service, based on the number of calendar days the Non-Employee Director was a member of the Board.

In addition, Non-Employee Directors will be reimbursed by the Company for reasonable travel and other expenses incurred in connection with the Non-Employee Director’s attendance at Board and committee meetings, in accordance with the Company’s policies as in effect from time to time.

The Board (or the compensation committee thereof) may amend this Non-Employee Director Compensation Policy at any time.